Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-215161 on Form S-4 of our report dated August 22, 2014 (except for Note 24, as to which the date is March 16, 2015), relating to the consolidated financial statements and financial statement schedule of ASP HHI Holdings, Inc. and subsidiaries (not presented separately), appearing in the Annual Report on Form 10-K of Metaldyne Performance Group Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
January 27, 2017